Exhibit (k)(19)

EXECUTION VERSION

GUARANTEE

GUARANTEE, dated as of June 17, 2019, made by FS MULTI-ALTERNATIVE INCOME FUND (the “Guarantor”), in favor of SOCIÉTÉ GÉNÉRALE, as agent for the benefit of itself and the Lender (as defined below) (in such capacity, the “Agent”) for the Guaranteed Parties as described and defined below.

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between FS Multi Private Credit LLC (the “Borrower”) and SOCIÉTÉ GÉNÉRALE, as a lender (in such capacity, a “Lender”) and as the Agent (together with the Lender, the “Guaranteed Parties”), the Lender has agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a wholly-owned subsidiary of the Guarantor and, in order to induce the Lender to make Loans under the Credit Agreement, the Guarantor has agreed to guarantee payment of the Obligations of the Borrower under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lender to make its Loans to the Borrower under the Credit Agreement that the Guarantor shall have executed and delivered this Guarantee to the Agent on behalf and for the benefit of the Lender.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lender to make its Loans to the Borrower under the Credit Agreement, the Guarantor hereby agrees with the Agent, on behalf and for the benefit of the Guaranteed Parties, as follows:

1)	Defined Terms.

a)	Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

c)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2)	Guarantee.

a)	The Guarantor hereby, unconditionally and irrevocably, guarantees to the Agent for the benefit of each Guaranteed Party, as applicable, the prompt and complete payment by the Borrower when due of all Obligations pursuant to the Credit Agreement (collectively, such amounts, the “Guaranteed Amounts”). The Guarantor hereby further unconditionally and irrevocably agrees that (i) it is liable for the Guaranteed Amounts as a primary obligor and (ii) if the Borrower shall fail to pay in full when due any of the Guaranteed Amounts, the Guarantor will pay the same without (to the fullest extent permitted by applicable law) any demand or notice whatsoever.

b)	Anything herein to the contrary notwithstanding, the maximum liability of the Guarantor hereunder shall in no event exceed the maximum liability of the Borrower under the Credit Agreement and in no event shall such amount exceed the amount which can be guaranteed by the Guarantor under applicable federal and state laws relating to the insolvency of debtors.

c)	The Guarantor further agrees to pay any and all reasonable and documented expenses (including, without limitation, all reasonable and documented fees and disbursements of counsel) which may be paid or incurred by any Guaranteed Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Amounts and/or enforcing any rights with respect to, or collecting against, the Guarantor hereunder.

d)	The Guarantor agrees that the Guaranteed Amounts may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing this guarantee or affecting the rights and remedies of the Guaranteed Parties hereunder.

e)	Any payment or payments made by the Borrower, the Guarantor, any other guarantor or any other Person or received or collected by any Guaranteed Party from the Borrower, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Amounts shall release the Guarantor from the obligation to make payment of the same amount under this Guarantee but shall not be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder in respect of any additional Guaranteed Amounts due or that thereafter become due or in respect of any such payment that is rescinded or must otherwise be restored or returned by Guaranteed Party, which liability shall remain in effect, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Guaranteed Amounts or payments received or collected from the Guarantor in respect of the Guaranteed Amounts for the Guaranteed Amounts up to the maximum liability of the Guarantor hereunder until the Guaranteed Amounts are paid in full (other than Guaranteed Amounts relating to contingent indemnification obligations for which no claim has been made) and the Commitment is irrevocably terminated in full (other than contingent indemnification obligations for which no claim has been made).

3)	No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder or any set off or application of funds of the Guarantor by any Guaranteed Party, the Guarantor shall not be entitled to be subrogated to any of the rights of any Guaranteed Party against the Borrower, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all of the Guaranteed Amounts are paid in full (other than Guaranteed Amounts relating to contingent indemnification obligations for which no claim has been made). If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Guaranteed Amounts shall not have been paid in full (other than Guaranteed Amounts relating to contingent indemnification obligations for which no claim has been made), such amount shall be held by the Guarantor in trust for the Lenders, and shall, forthwith upon receipt by the Guarantor, be turned over to the Agent in the exact form received by the Guarantor, to be applied against the Guaranteed Amounts in such order as the Agent may determine in accordance herewith.

4)	Amendments, etc. with respect to the Guaranteed Amounts; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Guaranteed Amounts made by any Guaranteed Party may be rescinded by such party and any of the Guaranteed Amounts continued, and the Guaranteed Amounts, or the liability of any other party upon or for any part thereof, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Party. When making any demand hereunder against the Guarantor, any Guaranteed Party may, but shall be under no obligation to, make a similar demand on the Borrower, and any failure by any Guaranteed Party to make any such demand or to collect any payments from the Borrower or any release of the Borrower (other than through payment or performance) shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Guaranteed Party against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5)	Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Amounts and notice of or proof of reliance by any Guaranteed Party upon this Guarantee or acceptance of this Guarantee, of the Guaranteed Amounts, and of any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower and the Guarantor, on the one hand, and the Guaranteed Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Guaranteed Amounts except to the extent otherwise required under the Credit Agreement for such Guaranteed Amounts to become due and payable by the Borrower. The Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of any of the Guaranteed Amounts or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party, (b) any defense, set off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against any Guaranteed Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor), other than payment in full of the Guaranteed Amounts, which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Amounts, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Guaranteed Amounts or any right of offset with respect thereto, and any failure by any Guaranteed Party to pursue such other rights or remedies or to collect any payments from the Borrower or any other Person or to realize upon any collateral security or guarantee for the Guaranteed Amounts or to exercise any right of offset with respect thereto or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Parties against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to be benefit of the Guaranteed Parties, and their respective successors, indorsees, transferees and assigns, until all the Guaranteed Amounts and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Guaranteed Amounts. The obligations of the Guarantor under this Guarantee shall survive the resignation or removal of the Agent or any Lender and the termination of this Guarantee and/or the Credit Agreement.

6)	Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Amounts is rescinded or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

7)	Not Affected by Bankruptcy. Notwithstanding any modification, discharge or extension of the Guaranteed Amounts or any amendment, modification, stay or cure of the Lender’s rights which may occur in any bankruptcy or reorganization case or proceeding against the Borrower, whether permanent or temporary, and whether or not assented to by the Lender, the Guarantor hereby agrees that the Guarantor shall be obligated hereunder to pay and perform the Guaranteed Amounts and discharge its other obligations in accordance with the terms of the Guaranteed Amounts and the terms of this Guarantee. The Guarantor understands and acknowledges that, by virtue of this Guarantee, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to the Borrower. Without in any way limiting the generality of the foregoing, any subsequent modification of the Guaranteed Amounts in any reorganization case concerning the Borrower shall not affect the obligation of the Guarantor to pay and perform the Guaranteed Amounts in accordance with the original terms thereof.

8)	Payments. Except as required by law, the Guarantor hereby guarantees that payments hereunder will be paid to the Agent without set-off or counterclaim in Dollars at an account designated in writing by the Agent.

9)	Representations and Warranties of the Guarantor. The Guarantor hereby represents and warrants that:

a)	Organization and Good Standing. The Guarantor has been duly formed, and is validly existing as a statutory trust in good standing, under the laws of the State of Delaware, with all requisite trust power and authority to own or lease its properties and conduct its business as such business is presently conducted.

b)	Due Qualification. The Guarantor is (i) duly qualified to do business and is in good standing as a statutory trust in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to so qualify or have such qualifications, licenses and approvals could not reasonably be expected to have a Material Adverse Effect.

c)	Power and Authority; Due Authorization; Execution and Delivery. The Guarantor (i) has all necessary trust power, authority and legal right to (a) execute and deliver this Guarantee, and (b) carry out the terms of this Guarantee, and (ii) has duly authorized by all necessary trust action, the execution, delivery and performance of this Guarantee. This Guarantee has been duly executed and delivered by the Guarantor’s general partner on behalf of the Guarantor.

d)	Binding Obligation. This Guarantee constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (whether considered in a suit at law or in equity).

e)	No Violation. The consummation of the transactions contemplated by this Guarantee and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Organization Documents of the Guarantor or any Contractual Obligation of the Guarantor, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon the Guarantor’s properties pursuant to the terms of any such Contractual Obligation, other than this Guarantee, or (iii) violate any applicable Law except, in the case of clauses (i) and (iii), where such conflicts, breaches or violations would not reasonably be expected to have a Material Adverse Effect.

f)	Defenses. The Guarantor represents and warrants that, to the best of the Guarantor’s knowledge, the Guarantor has no defense, set-off, counterclaim, or other claim or right of any kind against its obligations under this Guarantee.

10)	Covenant. The Guarantor hereby covenants and agrees with each Guaranteed Party the following:

a)	From and after the date of this Guarantee until the Guaranteed Amounts are paid in full, the Guarantor will keep in full force and effect its existence, rights and franchises as a statutory trust under the laws of the jurisdiction of its organization and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Guarantee and each other instrument or agreement necessary or appropriate to the proper administration of this Guarantee and the transactions contemplated hereby.

b)	The Guarantor shall maintain in full force and effect its registration as a “closed-end” management investment company under the Investment Company Act.

c)	The Guarantor shall notify the Agent of the formation of any Subsidiary other than each Subsidiary set forth on Schedule 1. This notice requirement shall be satisfied by the Guarantor’s public filings.

d)	The Guarantor shall comply with the Advisory Agreement and the Sub-Advisory Agreement in all material respects.

11)	Notices. All notices, requests and demands to or upon the Agent, any Lender or the Guarantor to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (1) when delivered by hand or (2) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (3) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

a)	if to the Agent or any Guaranteed Party, at its address or transmission number for notices provided in the Credit Agreement; and

b)	if to the Guarantor, at its address or transmission number for notices set forth under its signature below.

Each Guaranteed Party and the Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

12)	Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13)	Integration. This Guarantee represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by any Guaranteed Party relative to the subject matter hereof not reflected herein.

14)	Amendments in Writing; No Waiver; Cumulative Remedies.

a)	None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Agent on behalf of the Guaranteed Parties, provided that any provision of this Guarantee may be waived by the Guaranteed Parties in a letter or agreement executed by the Agent or by telex, electronic or facsimile transmission from the Agent.

b)	No Guaranteed Party shall by any act (except by a written instrument pursuant to Section 14(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Agent or any Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Party would otherwise have on any future occasion.

The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

15)	Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

16)	Successors and Assigns. This Guarantee shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Each of the parties hereto acknowledges that the rights of the Borrower under this Guarantee are hereby assigned to the Agent provided, however, that the Agent has agreed in the Credit Agreement that unless and until an Event of Default shall have occurred and be continuing and the Maturity Date has been declared, the Obligations under the Credit Agreement accelerated and the Agent has delivered a Notice of Exclusive Control, the Borrower on behalf of the Borrower may continue to exercise its rights hereunder.

17)	GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

18)	Submission To Jurisdiction; Waivers. The Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Guarantee, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Guarantor hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Guarantor irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it the address set forth under its signature below. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Guarantor hereby irrevocably waives, to the fullest extent that it may legally do so, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 18 any special, indirect, exemplary, punitive or consequential (including loss of profit) damages.

19)	Acknowledgments. The Guarantor hereby acknowledges that:

a)	it has been advised by counsel in the negotiation, execution and delivery of this Guarantee;

b)	no unaffiliated Guaranteed Party has any fiduciary relationship with or duty to the Guarantor arising out of or in connection with this Guarantee, and the relationship between the Guarantor, the Borrower and the Borrower, on one hand, and the Guaranteed Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

c)	no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Parties or among the Guarantor, the Borrower, the Borrower and the unaffiliated Guaranteed Parties.

20)	WAIVER OF JURY TRIAL. The Guarantor HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

21)	Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrower or others (including the Guarantor), with respect to any of the Guaranteed Amounts shall, if the statute of limitations in favor of the Guarantor against the Agent shall have commenced to run, toll the running of such statute of limitations.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

FS MULTI-ALTERNATIVE INCOME FUND, as Guarantor

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer